Exhibit 99.1

  Bestway, Inc. Reports Results for Fiscal 2004 Second Quarter and Six Months;
          Same Store Sales Increase 7.5%; Net Earnings Increase 273.6%

    DALLAS, March 11 /PRNewswire-FirstCall/ -- Bestway, Inc. (Nasdaq: BSTW), today reported financial results for its fiscal second quarter and six-months ended January 31, 2004.

    Revenue for the quarter was $9,564,193, a $669,933 increase from $8,894,260 for the comparable period in the prior year. We achieved this 7.5% year-over-year revenue increase from same stores. Of the increase in revenue from same stores, rental and fee income increased $868,207, or 10.2%. The increase in rental and fee income is directly attributable to the success of our efforts on improving store operations through increasing our customer base and increasing the average price per unit on rent by upgrading our rental merchandise. Sales of merchandise decreased $198,274, or 50.6%, as the Company discontinued and liquidated lower-margin product offerings in December 2002.

    Net earnings for the quarter increased to $159,208, or $.09 per share on a diluted basis, compared to net earnings of $42,619, or $.02 per diluted share, for the comparable period in the prior year. The year-over-year increase in net earnings is primarily the result of eliminating lower-cost, lower-margin merchandise from our product mix, focusing on higher revenue-generating merchandise, driving top line revenues through training and developing our people and implementing a more aggressive and targeted marketing campaign.

    For the six months ended January 31, 2004 revenue was $18,623,221, a $1,455,999 increase from $17,167,222 for the comparable period in the prior year. We achieved this 8.5% year-over-year revenue increase from same stores. Net earnings for the six month period ended January 31, 2004 was $223,713, or $.12 per share on a diluted basis, compared to net loss of $194,072, or $.12 per diluted share for the comparable period last year.

    "We continue to be pleased with our initiatives in training and development. The pay offs we've seen are tighter inventory controls, a reduction in delinquent accounts, increased customer counts, as well as a reduction in employee turnover," said David A. Kraemer, President and Chief Executive Officer. "As we look forward to the remainder of the year, we expect same store revenues to continue to be strong and remain confident in the fundamentals of our business."

    Bestway, Inc. owns and operates a total of sixty-nine rent-to-own stores located in the southeastern United States. These stores generally offer high quality brand name merchandise such as home entertainment equipment, appliances, furniture and computers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.

    This press release and the guidance above contain various "forward-looking statements" that involve risks and uncertainties. Forward-looking statements represent the Company's expectations or beliefs concerning future events. Any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, (i) the ability of the Company to open or acquire additional rental-purchase stores on favorable terms, (ii) the ability of the Company to improve the performance of such acquired stores and to integrate such opened or acquired stores into the Company's operations, (iii) the impact of state and federal laws regulating or otherwise affecting rental-purchase transactions, (iv) the impact of general economic conditions in the United States and (v) the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the rental-purchase industry in particular. Undo reliance should not be placed on any forward-looking statements made by or on behalf of the Company as such statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise.


     BESTWAY, INC.
     SELECTED BALANCE SHEET DATA

                                                 (Unaudited)
                                                 January 31,        July 31,
                                                    2004              2003

    Cash and cash equivalents                  $   823,058       $   305,869
    Prepaid expenses and other assets              208,630           234,908
    Rental merchandise, net                     13,755,615        13,858,064
    Property and equipment, net                  2,406,290         2,732,798
    Total assets                                19,643,353        20,002,168

    Accounts payable                             1,073,947           751,328
    Debt                                         8,742,797         9,451,299
    Total liabilities                           11,078,250        11,683,375
    Stockholders' Equity                         8,565,103         8,318,793


     BESTWAY, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                               (Unaudited)
                               Three Months Ended        Six Months Ended
                                   January 31,              January 31,
                                2004        2003        2004         2003
    Revenues:
     Rental and fee income   $9,370,876  $8,502,669  $18,265,815  $16,496,860
     Sales of merchandise       193,317     391,591      357,406      670,362
                              9,564,193   8,894,260   18,623,221   17,167,222

    Cost and operating
     expenses:
     Depreciation and
      amortization:
       Rental merchandise     1,862,648   1,728,322    3,621,819    3,348,869
       Other                    308,540     379,407      636,981      751,944
     Cost of merchandise sold   180,512     427,584      336,871      779,824
     Salaries and wages       2,772,879   2,662,915    5,414,204    5,107,388
     Advertising                454,715     427,932      918,604      812,923
     Occupancy                  632,683     593,122    1,250,953    1,182,182
     Other operating
      expenses                2,946,454   2,499,317    5,784,411    5,153,395
     Interest expense           136,396     175,103      289,210      350,268
     Loss (gain) on sale
      of property and
      equipment                  14,225      (9,347)      11,653       (8,561)
                              9,309,052   8,884,355   18,264,706   17,478,232

    Income (loss) before
     income taxes               255,141       9,905      358,515     (311,010)

     Income tax expense
      (benefit)                  95,933     (32,714)     134,802     (116,938)

    Net income (loss)        $  159,208  $   42,619   $  223,713  $  (194,072)

    Basic net income (loss)
     per share               $     0.09  $     0.03   $     0.13  $     (0.12)

    Diluted net income
     (loss) per share        $     0.09  $     0.02   $     0.12  $     (0.12)

    Weighted average common
       shares outstanding     1,681,089   1,671,705    1,679,880    1,662,139

    Diluted weighted average
     common shares
     outstanding              1,825,787   1,752,091    1,831,179    1,662,139



SOURCE  Bestway, Inc.
    -0-                             03/11/2004
    /CONTACT: Beth A. Durrett, Chief Financial Officer, or bdurrett@bestwayrto.com, or David A. Kraemer, President and Chief Executive Officer, or dkraemer@bestwayrto.com , both of Bestway, Inc., +1-214-630-6655/
    (BSTW)

CO:  Bestway, Inc.
ST:  Texas
IN:  REA
SU:  ERN